                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 2, 2000
                                                  ------------

                                  Advanta Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





          Delaware                       0-14120                23-1462070
----------------------------         -----------------        ---------------
(State or other jurisdiction         (Commission File          (IRS Employer
 of incorporation)                        Number)            Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA               19477
------------------------------------------------------              --------
      (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
                                                    --------------

Item 5.           Other Events

On June 2, 2000 Advanta Corp. (the "Company" or "Advanta") announced that its banking subsidiaries, Advanta National Bank and Advanta Bank Corp., have each reached agreements with their respective bank regulatory agencies, primarily relating to the banks' subprime lending operations. The agreements outline a series of steps to modify processes, many of which the banks have already begun, and formalize and document certain practices and procedures for the banks' subprime lending operations. The agreements establish temporary asset and deposit growth limits, restrictions on taking brokered deposits, and require that Advanta National Bank maintain its current capital ratios.

"Advanta has achieved solid operating earnings and cash flow and strong balance sheet and liquidity positions," said Dennis Alter, Chairman and CEO. "These agreements come in the context of heightened political and regulatory attention to subprime lending. We are committed to building on our solid foundations as we work cooperatively with our regulators through the evolving approach toward subprime lending."

"The agreements in no way question the Company's conduct with respect to its customers," said Bill Rosoff, President of Advanta. "By reaching these agreements we continue process modifications we have already undertaken. Nonetheless, the limitations and restrictions imposed by the agreements will have an impact on our loan volume and results over the next months," said Rosoff. The agreements also provide that the Company will change its charge-off policy for delinquent mortgages to 180 days (which are presently reserved for) and modify its accounting processes and methodology for its allowance for loan losses and valuation of residual assets. The Company is in the process of evaluating the impact of the agreements on its income for the balance of year. Absent any potential impact of the agreements, the Company anticipates second quarter operating results to be in line with expectations.

Consistent with its previously announced strategy, the Company is evaluating strategic alternatives to maximize shareholder value of its Mortgage and Leasing businesses. "With the current stock price well below the Company's book value of $23.68 per share, we are as focused as ever on the need to maximize shareholder value," said Alter.

On April 25, 2000, Advanta announced first quarter pro forma net operating income of $16.2 million, or $0.63 per share on a diluted basis for its Class A and Class B shares combined, a 59% increase over first quarter 1999. Approximately 50% of the net operating income was generated by Advanta Business Cards, which reported $8.6 million, a 156% increase over first quarter 1999. Net income for Advanta Mortgage was $9.5 million, a 38.4% increase over first quarter 1999.

Advanta (www.advanta.comhttp://www.advanta.com) is a highly focused financial services company with over 2,800 employees, servicing over $25 billion of assets, including $12.5 billion in managed assets and over $13 billion in assets serviced for third parties. Advanta provides consumers and small businesses with targeted financial products and services, including non-conforming mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

Advanta has leveraged its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Advanta created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. The Company also offers its customers and business partners a broad range of self-service financial solutions and other services on the Internet. Advanta was ranked one of the 500 Most Admired Companies in America in FORTUNE Magazine's most recent annual survey.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) factors that affect the level of delinquencies and charge-offs, including a deterioration of general economic conditions; (4) the rate of prepayments; (5) interest rate fluctuations; (6) the level of expenses;
(7) managed and sub-serviced receivables volume; (8) the timing of the securitizations of the Company's receivables; (9) the level of insurance policy renewals; (10) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements; (11) relationships with significant vendors, business partners and customers; (12) the amount and cost of financing available to the Company; (13) the ratings on the debt of the Company and its subsidiaries; (14) the ability to attract and retain key personnel and customers; (15) the results of the evaluation of strategic alternatives. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Form 8-K                                                      Advanta Corp.
June 2, 2000



Item 7.           Financial Statements and Exhibits.
                  ---------------------------------

(c)               Exhibits:

                        None

Form 8-K                                                      Advanta Corp.
June 2, 2000

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   Advanta Corp.


                                   By: /s/ Elizabeth H. Mai
                                       ----------------------------------------
                                       Elizabeth H. Mai, Senior Vice President,
                                       Secretary and General Counsel




June 2, 2000